AMENDMENT TO RIGHTS AGREEMENT


         AMENDMENT, dated September 29, 1999 (this "Amendment"), by and between CD RADIO INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent (the "Rights Agent").

                                    RECITALS

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of October 22, 1997 (as heretofore amended, the "Rights Agreement");

         WHEREAS, Ford Motor Company ("Ford") proposes to purchase up to an aggregate of 808,081 Common Shares (as such term is defined in the Rights Agreement) from the underwriters named in the Company's prospectus supplement and prospectus, each dated September 23, 1999, relating to such Common Shares, on the terms and subject to conditions specified therein;

         WHEREAS, one or more investment funds managed or advised by Everest Capital Management Ltd., including without limitation Everest Capital Master Fund, L.P. and Everest Capital Limited (collectively, "Everest"), propose to purchase, in the aggregate, up to $50 million principal amount (the "Everest Notes") of the Company's 8 3/4% Convertible Subordinated Notes due 2009 ("Notes"), which are convertible into an aggregate of 1,054,020 Common Shares, from the underwriters named in the Company's prospectus supplement and prospectus, each dated September 23, 1999, relating to such Notes, on the terms and conditions specified therein;

         WHEREAS, under the terms of the Rights Agreement, unless the Rights Agreement is amended, Ford would become an "Acquiring Person," as defined in
Section 1(a) of the Rights Agreement, upon the acquisition of the Common Shares referred to above and Everest would become an "Acquiring Person" upon the acquisition of the Everest Notes; and

         WHEREAS, the Board of Directors of the Company deems it desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement to exclude Ford, Everest and any of Ford's or Everest's Affiliates and Associates who would otherwise be deemed Beneficial Owners (as defined in the Rights Agreement) as a result of such transactions from such definition of "Acquiring Person."

         Accordingly, the parties to this Amendment agree as follows:

         1. Amendment of Section 1(a) of the Rights Agreement. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is amended by revising the third and subsequent provisions at the end of such definition to read as follows:

         "; and provided, further, that Prime 66 Partners, L.P., a Texas limited partnership (hereinafter referred to as "Prime"), and any of Prime's Affiliates or Associates that would otherwise be deemed to be Beneficial Owners of the Acquired Common Shares (as defined below) shall not be, or be deemed to be, an Acquiring Person solely by reason of the purchase by Prime of 5,000,000 Common Shares (the "Acquired Common Shares") pursuant to the Stock Purchase Agreement dated as of October 8, 1998 by and between Prime and the Company, unless and until Prime and/or any of such Affiliates or Associates shall become the Beneficial Owner or Beneficial Owners of an additional one percent (1%) or more of the outstanding Common Shares; and provided, further, that Apollo Investment Fund IV, L.P., a Delaware limited partnership (hereinafter referred to as "AIF IV"), and Apollo Overseas Partners IV, L.P., a Cayman Islands limited partnership (hereinafter referred to as "AOP IV"), and any of the Affiliates or Associates of AIF IV or AOP IV that would otherwise be deemed to be Beneficial Owners of the Company's 9.2% Series A Junior Cumulative Convertible Preferred Stock (hereinafter referred to as the "Series A Preferred Stock") or the Company's 9.2% Series B Junior Cumulative Convertible Preferred Stock (hereinafter referred to as the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Junior Preferred Stock") (such Affiliates and Associates, together with AIF IV and AOP IV, are hereinafter referred to as the "Apollo Investors") shall not be, or be deemed to be, an Acquiring Person solely by reason of the acquisition or beneficial ownership of (w) shares of the Junior Preferred Stock pursuant to the Stock Purchase Agreement dated as of November 13, 1998 by and among the Company, AIF IV and AOP IV, as amended from time to time, (x) additional shares of Junior Preferred Stock pursuant to dividends declared on the Junior Preferred Stock, (y) Common Shares upon the exercise of conversion rights set forth in the Certificates of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of the Junior

         Preferred Stock or (z) a number of Common Shares, in addition to those referred to in clauses (w), (x) and (y) above, acquired by the Apollo Investors, equal to, collectively, up to one percent (1%) of the total number of Common Shares outstanding from time to time; and provided, further, that Ford Motor Company, a Delaware corporation (hereinafter referred to as "Ford"), and any of the Affiliates or Associates of Ford that otherwise would be deemed to be Beneficial Owners of the Company's securities (such Affiliates and Associates, together with Ford, are hereinafter referred to as the "Ford Investors"), shall not be, or be deemed to be, an Acquiring Person solely by reason of (1) the issuance by the Company, and the acquisition by Ford, of the common stock purchase warrants issued on June 11, 1999 (collectively, the "Warrants") pursuant to Section 5.01 of the Agreement, dated as of June 11, 1999, between the Company and Ford" and/or (2) the purchase by Ford of up to (but not more than) 808,081 Common Shares from the underwriters of the Company's public offering of Common Shares as described in and pursuant to the terms and conditions set forth in the Company's prospectus and prospectus supplement, each dated September 23, 1999, relating to such offering; and provided, further, that Everest Capital Management Ltd. ("Everest") and any investment partnership or similar investment fund managed or advised by Everest shall not be, or be deemed to be, an Acquiring Person solely by reason of the purchase by Everest or one or more of such funds, in the aggregate, of up to (but not more than)

         $50,000,000 aggregate principal amount of the Company's 8 3/4% Convertible Subordinated Notes due 2009 from the underwriters of the Company's public offering of such Notes as described in and pursuant to the terms and conditions set forth in the Company's prospectus and prospectus supplement, each dated September 23, 1999, relating to such offering."

         2. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                            [Signature page follows.]

         EXECUTED as of the date first set forth above.


                                           CD RADIO INC.

                                           By: /s/ Patrick L. Donnelly
                                               -----------------------
                                           Name:  Patrick L. Donnelly
                                           Title: Senior Vice President, General
                                                  Counsel and Secretary


                                           CONTINENTAL STOCK TRANSFER &
                                           TRUST COMPANY

                                           By: /s/ William F. Seegraber
                                               ------------------------
                                           Name:  William F. Seegraber
                                           Title: Vice President